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                                                                      EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (Files Nos. 333-59339 and 333-68563), S-4 (File No. 333-360) and S-8 (File Nos. 33-49726, 33-02374 and 333-34766) of Stewart
Enterprises, Inc. and its Subsidiaries of our report, which includes an explanatory paragraph related to the changes in the Company's method of accounting for preneed sales activities related to merchandise and cemetery services in 2001 and for funeral services investment trust fund earnings in 1999, dated December 17, 2001 relating to the financial statements, which appears in this Form 10-K. We also consent to the incorporation by reference of our report dated December 17, 2001 relating to the financial statement schedule, which appears in this Form 10-K.



PricewaterhouseCoopers LLP

New Orleans, Louisiana
January 25, 2002